Exhibit 21
Subsidiaries of the Registrant
Five Star Enterprises Ltd.,
a Cayman Islands corporation
Lifestyle Footwear, Inc.,
a Delaware corporation
Rocky Canada, Inc.,
an Ontario corporation
Rocky Brands Wholesale LLC,
a Delaware limited liability company
Rocky Brands Retail LLC,
a Delaware limited liability company
EJ Asia Limited
a China corporation